As filed with the Securities and Exchange Commission on June 29, 2005 Registration no. 333-_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EXTENDED SYSTEMS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	82-0399670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5777 North Meeker Avenue, Boise, Idaho 83713
(Address of principal executive office) (Zip Code)

1998 Stock Plan 1998 Director Plan Extended Systems Incorporated 2001 Approved Share Option Scheme
(Full title of the plan)

Charles W. Jepson President and Chief Executive Officer Extended Systems Incorporated, 5777 North Meeker Avenue Boise, Idaho 83713
(Name and address of agent for service)

(208) 322-7575
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock (par value $0.001 per share) reserved for issuance under the 1998 Stock Plan	763,016	$3.24 (3)	$2,472,172 (3)	$290.98
Common Stock (par value $0.001 per share) reserved for issuance under the 1998 Stock Plan	58,000	$3.62 (4)	$209,960 (4)	$24.72
Common Stock (par value $0.001 per share) reserved for issuance under the 1998 Stock Plan	260,500	$4.83 (4)	$1,258,215 (4)	$148.10
Common Stock (par value $0.001 per share) reserved for issuance under the 1998 Stock Plan	95,000	$2.79 (4)	$265,050 (4)	$31.20
Common Stock (par value $0.001 per share) reserved for issuance under the 1998 Stock Plan	48,484	$3.75 (4)	$181,863 (4)	$21.41

Common Stock (par value $0.001 per share) reserved for issuance under the 1998 Director Plan	263,731	$3.24 (3)	$854,488 (3)	$100.58
Common Stock (par value $0.001 per share) reserved for issuance under the 1998 Director Plan	61,269	$2.73 (4)	$167,264 (4)	$19.69
Common Stock (par value $0.001 per share) reserved for issuance under the Extended Systems Incorporated 2001 Approved Share Option Scheme	50,000	$3.24 (3)	$162,000 (3)	$19.07
Total	1,600,000		$5,571,012	$655.75

(1)   Each share of Common Stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing Common Stock and may be transferred only with the Common Stock. No additional registration fee is payable with respect to the preferred stock purchase rights.

(2)   This Registration Statement shall also cover any additional shares of our Common Stock that become issuable under the 1998 Stock Plan, the 1998 Director Plan and the Extended Systems Incorporated 2001 Approved Share Option Scheme (each a “Plan”, and together the “Plans”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of Common Stock.

(3)   Estimated, in accordance with Rules 457(c) and 457(h) of the Regulation C promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $3.24 per share, the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on June 24, 2005.

(4)   Determined in accordance with Rule 457(h) of Regulation C promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

EXTENDED SYSTEMS INCORPORATED

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We are incorporating by reference into this Registration Statement the following documents that we filed with the Securities and Exchange Commission:

(a)        Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the last fiscal year covered by the annual report or prospectus referred to in (a) above.

(c)        The description of our authorized capital stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our Bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

We have entered into indemnification agreements with certain of our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We carry officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

5.1	Opinion of Stoel Rives LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a)	We hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to this information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b)
We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or a controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 29th day of June, 2005.

EXTENDED SYSTEMS INCORPORATED

/s/ Valerie A. Heusinkveld
By: Valerie A. Heusinkveld
Vice President of Finance and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Jepson and Valerie A. Heusinkveld, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in- fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles W. Jepson	President and Chief Executive Officer	June 29, 2005
Charles W. Jepson	(Principal Executive Officer)

/s/ Valerie A. Heusinkveld	Vice President Finance and Chief Financial Officer	June 29, 2005
Valerie A. Heusinkveld	(Principal Financial and Accounting Officer)

/s/ James R. Bean	Director	June 29, 2005
James R. Bean

/s/ Archie Clemins	Director	June 29, 2005
Archie Clemins

/s/ Robert J. Frankenberg	Director	June 29, 2005
Robert J. Frankenberg

/s/ Ralph Godfrey	Director	June 29, 2005
Ralph Godfrey

/s/ Klaus-Dieter Laidig	Director	June 29, 2005
Klaus-Dieter Laidig

EXHIBIT INDEX

Item 8.	Exhibits.

Exhibit Number

5.1	Opinion of Stoel Rives LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)